UNI
TED STATES
SECURITIES AND EXCHANGE
CO
MMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Silicon Laboratories Inc.
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SILICON LABS

2022

# Notice of Annual Meeting and Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS

APRIL 20, 2023

LETTER TO THE STOCKHOLDERS

Austin, Texas March 8, 2023

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., (“Silicon Labs”) a Delaware corporation, to be held on April 20, 2023, at 9:00 a.m. Central Time in a virtual meeting format only, via the Internet, with no physical in-person meeting, for the purposes described in the Proxy Statement. To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the deadline of April 20, 2023 at 9:00 a.m. (Central Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be able to attend the Annual Meeting in person. During the Annual Meeting, you may submit questions via the question box provided on the virtual meeting website and we will respond to as many inquiries as time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Our Investor Relations team will follow up with individual stockholders to answer appropriate questions received during the Annual Meeting that were not answered due to time constraints. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

The 2023 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 8, 2023. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2022.

Whether or not you plan to attend the meeting, your vote is important. Instructions regarding the various methods of voting are contained in the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

R. Matthew Johnson

President, Chief Executive Officer and Director

Silicon Laboratories Inc.

Notice of Annual Meeting of Stockholders

Time	9:00 a.m., Central Time on Thursday, April 20, 2023

Place	Virtually at www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the deadline of April 20, 2023 at 9:00 a.m. (Central Time).

Items of Business

1.  To elect three Class I directors to serve on the Board of Directors until our 2026 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023;

3.  To vote on an advisory (non-binding) resolution to approve executive compensation;

4.  To vote on an advisory (non-binding) resolution regarding the frequency of holding future advisory votes regarding executive compensation; and

5.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 8, 2023, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2023 Proxy Statement and 2022 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 24, 2023 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE.

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about March 8, 2023. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2023 Annual Meeting of Stockholders

Date and Time	Location	Record Date

Thursday, April 20, 2023 9:00 a.m., Central Time	Virtually at www.proxydocs.com/SLAB	February 24, 2023

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2023 Annual Meeting of Stockholders to be held on April 20, 2023 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals	Board Recommendation	Page Reference

1. Election of Directors	FOR each nominee	3

2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	15

3. Advisory Vote on Executive Compensation	FOR	17

4. Advisory (Non-binding) Vote Regarding the Frequency of Holding Future Advisory Votes Regarding Executive Compensation	ONE YEAR	18

Director Nominees

	Age	Director Since	Independent	Committee Membership
Navdeep S. Sooch	60	1996	✓	• Corporate Development & Finance (Member)

Robert J. Conrad	63	2022	✓	• Corporate Development & Finance (Member)

Nina Richardson	64	2016	✓	• Nominating & Corporate Governance (Chair) • Corporate Development & Finance (Member)

Business Highlights

Fiscal 2022 Revenue $1,024M Increased by $303 million, or 42% from 2021, reflecting continued strong growth and share gains.	Gross Margins 63% Gross margins up from 59% in 2021.

Cash Flows from Operating Activities of Continuing Operations $141M We continue to strategically manage our capital, including preserving liquidity for strategic M&A opportunities.	Capital Deployment $888M In 2022, we executed $888 million in share repurchases, bringing the total amount of capital returned to shareholders since the divestiture to $2 billion.

CORPORATE RESPONSIBILITY AND ESG

Corporate Responsibility & ESG

Silicon Labs is a leading provider of silicon, software, and solutions for a smarter, more connected world. Our integrated hardware and software platform empowers developers to create wirelessly connected devices that are transforming industries, growing economies, and improving lives. Guided by our shared values, we strive to “do the right thing” for our employees, customers, shareholders, and communities. We integrate environmental, social, and governance (ESG) principles throughout our business, driven by our stakeholders, who help us identify and prioritize ESG-related issues. Silicon Labs routinely engages with our shareholders to better understand their ESG views, carefully considering the feedback we receive and acting when appropriate. While we devote resources to a wide range of ESG-related issues, our goals are focused in five strategic areas: employee wellbeing, product and services innovation, eco-efficient operations, climate change mitigation, and responsible supply chain based on a materiality assessment by stakeholders.

We report additional details on our ESG commitments and progress in our annual Corporate Sustainability Report, available at: https://www.silabs.com/corporate-responsibility.

Ensuring Ethical & Responsible Governance

At Silicon Labs, ESG Governance is a shared responsibility of the Board of Directors and Executive Management. Together, we prioritize climate-related risks and opportunities to focus our efforts where we will have the most impact – setting clear goals, tracking progress, and ensuring accountability.

To integrate ESG oversight across all parts of the company, Silicon Labs established an ESG Steering Committee with executive sponsorship by the Chief Financial Officer, the Chief Legal Officer, and the VP Strategy & Corporate Development. This steering committee meets monthly and is comprised of senior management and cross-functional personnel from various departments, including our ESG Coordinator, Investor Relations, Legal, People, Marketing, Operations, Quality, and others. The ESG Steering Committee sets the overall ESG strategy and meets monthly to oversee the company’s ESG priorities, goals, and disclosures.

The Board has tasked the Nominating and Corporate Governance (“NCG”) Committee to review issues and developments related to corporate governance, environmental and social matters. ESG Steering Committee and senior leadership provide quarterly updates to the NCG and at least annual updates to the Board. Together, the NCG and the ESG Steering Committee recommend associated ESG frameworks and standards to the Board.

The highest level of ESG oversight is with the Silicon Labs Board of Directors. At least annually, but often more frequently, the board reviews identified risks across a wide variety of focus areas including supply chain, macroeconomic fluctuations, cybersecurity, and climate-related related risks, and advises on action plans.

Enabling a More Sustainable World

Our products enable sustainable IoT solutions across home, medical, industrial, and commercial environments, including air pollution and waste management monitoring, water integrity, residential irrigation monitoring, street lighting networks, advanced metering infrastructure, and residential and commercial building energy management. We also actively support research to improve safety, sustainability, and overall quality of life in densifying cities as the founding corporate partner for the Smart City Living Lab at The International Institute of Information Technology in Hyderabad, India.

Silicon Labs is a leading provider in performance, power efficiency, and security with support for the broadest set of multi-protocol solutions. We’re committed to clean tech product design with a focus on reducing die size to

CORPORATE RESPONSIBILITY AND ESG

improve production yields, optimizing sustainable manufacturing processes, and providing the highest level of product security – PSA Certified Level 3.

•	Silicon Labs Series 2 products have been designed to meet the growing needs for low-power IoT devices, allowing devices to stay in the field for up to ten years on a single coin-cell battery.

•	Our small, energy-efficient integrated circuits can extend battery life by up to 25 percent, reducing disposable batteries and landfill waste.

•	Mindful of the circular economy, we use recycled/recyclable materials in the manufacturing and transportation of our products.

•

We became the world’s first pure-play semiconductor company to achieve PSA Certified Level 3, the highest level of IoT hardware and software security protection and this year, we certified the first Sub Ghx SoC, the xG23x.

Creating a Culture of Innovation

Silicon Labs is a multi-national and multi-ethnic workforce, with sites and employees in more than a dozen countries. We support a curious, high-performing culture with the resources they need to grow their technical knowledge, build management skills, and achieve their career goals. We believe a diversity of experiences and viewpoints lead to better solutions and are the cornerstone of innovation.

We are committed to fostering a diverse and inclusive workplace that attracts and retains exceptional talent. These principles are also reflected in our employee training, with targeted curriculum on eliminating harassment, discrimination, and bias in the workplace. We’re committed to driving long-term change and accountability by incorporating our diversity, equity, and inclusion (DEI) objectives into our executive bonus plan and conducting an annual employee inclusion assessment to inform our action plans.

•	Silicon Labs has been a certified Great Place to Work since 2019 and annually executes an employee engagement survey to assess progress.

•

We offer medical, dental, and vision insurance plans to fit the needs of employees and their families and provide broad benefit packages, including profit sharing, retirement, disability insurance, life insurance plans, and mental health and wellness plans.

•

We inspire creativity and innovation through a robust internal training program, including on-demand skills training, external speakers, technical certifications, mentoring and coaching, and leadership training.

•	Silicon Labs strives to foster an inclusive environment for all employees supporting employee resource groups, mentorship circles, and diversity leadership initiatives in the semiconductor industry.

•	We actively promote representation in our organization and equity in our recruitment, development, and promotion practices.

•	Silicon Labs’ Corporate Governance Policy requires that women and minority candidates are included in the pool from which we select new director candidates.

•	We partner with universities and nonprofits, providing donations and volunteer support to increase underrepresented groups in engineering and STEM roles.

•

All Silicon Labs employees receive 24 hours of paid time off annually to volunteer and help direct our global philanthropy programs through local grants and corporate matching gifts for board service and employee giving in the US.

Advancing Responsible & Sustainable Operations

Sustainability is an integral part of everything we do. Responsible and sustainable practices are threaded throughout our everyday business operations, product design, and technology investments, in both our own internal operations and our relationships with suppliers and customers. We minimize resource use, reduce the environmental impact of our production processes, require working conditions in our supply chain are safe, and protect the security of our technology infrastructure and data.

CORPORATE RESPONSIBILITY AND ESG

We strive to deliver products that meet environmental regulations and requirements and have high standards for our global supply chain partners, prioritizing qualified suppliers who are socially and environmentally progressive. As a fabless semiconductor company, we are committed to working closely with our suppliers to understand climate-related impacts throughout our supply chain as we strive to reduce our carbon footprint.

•	We demand excellence in our quality and environmental management systems, each respectively certified to ISO 9001:2015 and ISO 14001:2015 standards.

•	Silicon Labs is an EPA Green Power Partner and is committed to increasing our use of renewable energy where available.

•	We employ proactive programs to reduce office water usage, including integrated low-flow equipment and reduced landscaping water usage in common areas.

•	We actively track waste generation and implement measures to improve our diversion rate with higher availability of recycling and electronic disposal options.

•

In 2022, Silicon Labs joined the Responsible Business Alliance® (“RBA®”), the world’s largest industry coalition dedicated to Corporate Social Responsibility (CSR) in global supply chains, providing guidance and endorsement with our suppliers.

•

All tier 1 suppliers involved in the manufacture of Silicon Labs products are required to abide by the RBA Code of Conduct and be ISO 9001:2015 certified and ISO 14001 certified or on the path to certification.

•

We recognize the importance of the secure protection of our customer, partner, supplier, and employee data and are committed to continuously strengthening our technology infrastructure and policies, following best practices and standards such as the ISO/IEC 27001 and NIST CSF.

PROXY STATEMENT

Matters to be Considered at Annual Meeting

Silicon Laboratories Inc. Proxy Statement

Annual Meeting of Stockholders to be held on April 20, 2023

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 20, 2023 at 9:00 a.m. Central Time and which will be conducted virtually via a live webcast at www.proxydocs.com/SLAB, or at any adjournment thereof. On or about March 8, 2023 we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2023 Proxy Statement and 2022 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 24, 2023, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 31,995,739 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 24, 2023. The presence, or representation by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (including votes cast by proxy) at the Annual Meeting with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two, Three and Four. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm (iii) FOR the approval of an advisory resolution to approve executive compensation and (iv) FOR the approval of an advisory resolution to approve the frequency of holding future advisory votes regarding executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting during the meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation

PROXY STATEMENT

materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2024 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 9, 2023. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 9, 2023 will be considered untimely. In addition to satisfying advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 20, 2024, which is 60 days prior to the anniversary date of the 2023 annual meeting of stockholders. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2024 annual meeting of stockholders.

PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. William P. Wood, a Class I Director, notified the Company of his decision not to stand for re-election at the Annual Meeting of Stockholders on April 20, 2023. His tenure as a member of the Board of Directors will be completed at the Annual Meeting. The term of office of the other Class I Directors, Navdeep Sooch, Robert J. Conrad and Nina Richardson will expire at this Annual Meeting. Messrs. Sooch and Conrad and Ms. Richardson have been nominated to continue as Class I Directors. The directors elected as Class I Directors at the Annual Meeting will each serve for a term of three years expiring at the 2026 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class I Directors with a Term Expiring in 2023 (ages as of Annual Meeting date)

Navdeep S. Sooch, 60

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as Chief Executive Officer from August 1996 to December 2003 and as interim Chief Executive Officer from April 2005 to September 2005. Mr. Sooch also served as the CEO of Ketra, Inc., a private company in the field of solid-state lighting, from October 2011 to April 2018. Prior to founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering and was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University.

Mr. Sooch brings to our board extensive experience as an executive, engineer, and semiconductor designer with valuable insights into our industry and Silicon Labs operations, as our founder and former CEO. Beyond his expertise in technology and as a public company executive leader, Mr. Sooch further contributes valuable insights in the areas of talent and culture.

Nina Richardson, 64

Ms. Richardson has served as a Director of Silicon Labs since 2016. Ms. Richardson was previously the Chief Operating Officer at GoPro where she led Engineering, Operations, Sales, Sales Operations, Support and Human Resources. She also held a variety of executive positions at global EMS provider, Flex, including Vice President and GM where she managed several manufacturing plants in the U.S. and Mexico. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. Ms. Richardson is also a board member of public companies, Resideo Technologies, Inc. (NYSE: REZI), a global provider and distributor of comfort and security solutions and Cohu, Inc. (NASDAQ: COHU), a global provider of back-end semiconductor equipment and services. She is also a board member for Willow Innovations and Revelle, privately held companies in biomedical solutions; and Tonal, a privately held smart-fitness equipment and services company. She was previously a director of SGI, until its sale to HPE, CallidusCloud, until its sale to SAP, Zayo Group and Eargo (NASDAQ:EAR). She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University.

Ms. Richardson has broad executive experience in manufacturing, engineering, and supply chain that complements our Company’s operations. She brings valuable insights from her experiences as a director at several other publicly traded companies and particularly her governance and ESG experience, having completed NACD’s Cybersecurity Certification and the Diligent Climate Leadership Certification. She has scaled operations, talent and organizations in multiple geographies bringing an important perspective to this stage of our growth.

Robert Conrad, 63

Mr. Conrad has served as a Director of Silicon Labs since July 2022. Mr. Conrad was previously the Senior Vice President of the Automotive Microcontrollers and Processors business at NXP Semiconductors (NASDAQ: NXPI). Prior to this role, he held several senior executive roles at Freescale Semiconductor, Fairchild Semiconductor and Analog Devices leading various product groups and corporate strategy. He started his career with Texas Instruments in product engineering and hardware design, process development, and operations. Mr. Conrad currently owns McKinney Park Consulting which provides technology and strategy semiconductor consulting which he founded in 2019. Mr. Conrad is also the owner of privately held North Water Marine since 2021. Mr. Conrad currently serves on the boards of Montalvo Corporation, The New Hampshire Boat Museum and The Wolfeboro Public Library Foundation. He holds a BSEE in Electrical and Computer Engineering from the University of Cincinnati.

Mr. Conrad brings to our board more than 40 years of extensive experience in leadership, technology development, and strategy across a variety of technology, product, and market segments as a member of the executive staff for multiple public top tier semiconductor companies. He provides extensive insights into the semiconductor industry as well as global business, M&A, and supply chain.

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class II Directors with a Term Expiring in 2024 (ages as of Annual Meeting date)

Matt Johnson, 47

Mr. Johnson has served as a Director and our Chief Executive Officer since January 2022 and has served as our President since April 2021. Mr. Johnson served as our Senior Vice President and General Manager of our Internet of Things business unit from July 2018 until he was promoted to President in April 2021. Before joining Silicon Labs, Mr. Johnson held leadership positions at NXP, Freescale, and Fairchild Semiconductor. Mr. Johnson is dedicated to a strong company culture, innovative product development, and operational excellence. Mr. Johnson holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson currently serves on the boards of the Dell Children’s Medical Center Foundation, and the Semiconductor Industry Association where he is the board chairman.

Mr. Johnson has extensive technology and operations experience in various leadership positions throughout the semiconductor industry, most recently as our chief executive officer, and brings to the Board a thorough understanding of our people, products and markets worldwide.

Sumit Sadana, 54

Mr. Sadana has served as a Director of Silicon Labs since 2015, and as Lead Director since January 2022. Mr. Sadana is currently the Executive Vice President and Chief Business Officer of Micron Technology, Inc. (NASDAQ: MU) Prior to this role, he was the President of Sunrise Capital Management, LLC a technology, M&A and financial consulting/advisory firm. Mr. Sadana has served in various executive leadership positions at SanDisk, a provider of flash-based storage options, including Executive Vice President and Chief Strategy Officer General Manager of Enterprise Solutions. Mr. Sadana started his career in the semiconductor industry with Freescale Semiconductor and IBM, in a wide variety of roles spanning hardware and software development, operations, strategic planning, business development and general management responsibilities. He has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur (India) and an M.S. in Electrical Engineering from Stanford University.

Mr. Sadana brings to our board significant experience from diverse leadership roles across technology, engineering, operations, strategy, business development, P&L management, as an executive in global technology and semiconductor companies. Mr. Sadana provides valuate insights in the areas of finance and accounting, M&A, culture and diversity, and global business supply chain.

Gregg Lowe, 60

Mr. Lowe has served as a Director of Silicon Labs since 2017. Mr. Lowe is currently the President and Chief Executive Officer of Wolfspeed, Inc. (NYSE: WOLF), an innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. He previously served as President and CEO of Freescale Semiconductor from June 2012 until its merger with NXP (NASDAQ: NXPI) in 2015. Prior, Mr. Lowe served as senior vice president and manager of the Analog business for Texas Instruments (NASDAQ: TXN) where he helped to direct the acquisition of National Semiconductor. During his 27 years at Texas Instruments, he held various leadership positions across field sales, automotive sales, marketing, and integrated circuits where he oversaw a global team with design centers and customers on every continent. Mr. Lowe currently serves on the boards of Wolfspeed, the Semiconductor Industry Association, the Rock & Roll Hall of Fame in Cleveland, Ohio and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe has a Bachelor of Science degree in electrical engineering from Rose-Hulman Institute of Technology in Terre Haute, Indiana and is a graduate from the Stanford Executive Program at Stanford University. Mr. Lowe has been recognized for his accomplishments in the community and within the semiconductor industry as the recipient of the Rose-Hulman Institute of Technology Career Achievement Award.

Mr. Lowe brings to our board extensive experience as a chief executive office for publicly traded semiconductor companies. Mr. Lowe provides valuable insights from his experiences managing global operations including expertise in technology, marketing, sales, supply chain, and M&A.

Continuing Class III Directors with a Term Expiring in 2025 (ages as of Annual Meeting date)

William G. Bock, 72

Mr. Bock originally joined Silicon Labs’ Board of Directors in 2000 and served as Chairman of the audit committee until he joined the management team and was appointed CFO in 2006. He was re-appointed to the board of directors in mid-2011, returning as interim CFO in early 2013 and was then appointed President in mid-2013 before retiring from the management team in early 2016. Mr. Bock previously participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. He began his career with Texas Instruments. Mr. Bock currently serves as Chairman of the Board of SolarWinds Corporation (NYSE: SWI) and Chairman of the Board of N-able Inc. (NYSE: NABL). Mr. Bock also currently serves on the Board of SailPoint Technologies, a private technology company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

Mr. Bock brings more than 40 years of broad operational, financial and board of director experience to our board, specifically in the high-tech industry areas of systems, software and semiconductors. He has extensive experience as a board member and executive leader for public companies as well as M&A, including his time in venture capital. As a former Silicon Labs President and Chief Financial Officer, he brings to the board a thorough understanding of our operations and markets.

Christy Wyatt, 51

Ms. Wyatt has served as a Director of Silicon Labs since 2019. Ms. Wyatt currently serves as the President and Chief Executive Officer of Absolute Software Corporation (NASDAQ: ABST) (TSX: ABST), an endpoint security and data risk management company. Prior, she served as President and Chief Executive Officer of Dtex Systems, a threat detection company and as a board member from August 2016 to May 2019. Previously, Ms. Wyatt served as Chairman, Chief Executive Officer and President of Good Technology Corporation from January 2013 to October 2015 when it was acquired by BlackBerry. Ms. Wyatt has held leadership positions at various high-tech and enterprise companies including Citigroup, Motorola Mobility, Apple and Palm. Ms. Wyatt is also a board member of Absolute Software Corporation, and previously served as a director of Centrify, a leading privileged access management technology company, from February 2016 to August 2018, and Quotient Technology, Inc. (NYSE: QUOT) a digital promotions, media and analytics company, from July 2018 to April 2022. Ms. Wyatt was named a “Top 50 Women Entrepreneur in America” by Inc. Magazine, “CEO of the Year” by Information Security Global Excellence Awards and a “Most Influential Women in Wireless” by Fierce Wireless.

Ms. Wyatt’s CEO, director and officer experience provides our board expertise in global and international operating experience as well as cyber and security risk. Ms. Wyatt also has extensive technology expertise in hardware and software global technology product companies and contributes valuable insights in these areas.

Sherri Luther, 57

Ms. Luther joined the Silicon Labs Board of Directors in January 2022. Ms. Luther currently serves as the Chief Financial Officer of Lattice Semiconductor (NASDAQ: LSCC), a global leader of low power programmable FPGAs. Prior, Ms. Luther was a senior financial executive at Coherent Inc. (NASDAQ: COHR), most recently serving as Corporate Vice President of Finance where she oversaw large scale acquisitions and provided thought leadership and strategic direction across 40 global sites. Previously, she held a number of senior finance and accounting positions at companies including Quantum Corporation, Ultra Network Technologies and Arthur Andersen. Ms. Luther holds a Bachelor of Business Administration, with a dual major in Accounting and Finance, from Wright State University. Ms. Luther is a CPA (Certified Public Accountant), is NACD (National Association of Corporate Directors) Directorship Certified and graduated from the Executive MBA Program at Stanford University Graduate School of Business. Ms. Luther has been recognized for her high ethical and professional standards and received the ‘CFO of the Year’ Award from the Business Journal in Portland, Oregon.

Ms. Luther brings to our board 35 years of experience in strategic and financial operations, with an expertise in financial reporting, forecasting, SOX compliance, M&A, operations and supply chain management. As the CFO of a multinational public semiconductor company and qualified financial expert under SEC regulations, Ms. Luther contributes valuable insights in the areas of finance and accounting, capital allocation, investor relations as well as in risk management, cybersecurity, and sustainability.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Sadana as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bock, Conrad, Lowe, Sadana, and Sooch and Mses. Richardson, Wyatt and Luther are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2022.

Any member of our Board of Directors may resign at any time by delivering written notice to the Company. When a director resigns, a majority of the directors remaining in office shall have the power to fill the vacancy on the Board of Directors and the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Committees and Meetings

During fiscal 2022, our Board of Directors held a total of six meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Corporate Development and Finance Committee. During fiscal 2022, each incumbent director attended or participated in at least 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The Committee also reviews the Company’s policies and practices with respect to risk management including cyber security risks. The members of the Audit Committee are Mr. Bock and Mses. Luther and Wyatt. Mr. Bock serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bock is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held five meetings during fiscal 2022.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding our compensation of directors. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Bock and Lowe and Ms. Wyatt. Mr. Lowe serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the

PROPOSAL ONE: ELECTION OF DIRECTORS

Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held four meetings during fiscal 2022.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The Committee also reviews issues and developments related to corporate governance, environmental and social matters and recommends associated standards to the Board. The members of the Nominating and Corporate Governance Committee are Messrs. Lowe and Sadana and Ms. Richardson. Ms. Richardson serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2022.

Corporate Development and Finance Committee. The Finance Committee reviews and makes recommendations to the Board of Directors regarding the Company’s capital structure, liquidity risk, financial strategies, investment and hedging policies, capital allocation decisions, strategic investments and dispositions, acquisitions and divestitures and similar opportunities for maximizing shareholder value. The members of the Finance Committee are Messrs. Sooch, Wood and Conrad and Ms. Richardson. Mr. Wood serves as Chairman of the Finance Committee. The Finance Committee held five meetings during fiscal 2022.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the Committee selects director candidates. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election. The Company’s Corporate Governance Policy provides that directors that are public company executive officers should not serve on more than two public company boards and other directors should not serve on more than four public company boards (with a grace period until the 2024 annual meeting of stockholders).

PROPOSAL ONE: ELECTION OF DIRECTORS

Particular Competencies	Bock	Conrad	Johnson	Lowe	Luther	Richardson	Sadana	Sooch	Wyatt
Industry/Market Experience	●	●	●	●	●	●	●	●	●
Technology – hardware		●	●	●	●	●	●	●
Technology – software	●	●	●	●	●		●		●
Public Company Executive Leadership	●	●	●	●	●	●	●	●	●
Sales and Marketing		●	●	●			●	●	●
Financial Literacy, Capital Allocation and M&A	●	●	●	●	●	●	●	●
Human Capital Management	●	●	●	●		●	●	●	●
Supply Chain		●	●	●	●	●	●
Multinational Experience	●	●	●	●	●	●	●	●	●
ESG					●	●			●
Cyber Security and Risk Management	●				●	●			●

Competencies	Value to Silicon Labs

Industry/Market Experience	Experience in the semiconductor industry and our end markets provides relevant understanding of our business, strategy, and customer dynamics.

Technology — Hardware	Our mixed signal technology is used in a wide variety of products and technologies. Experience in hardware technologies helps us to evaluate product strategies.

Technology — Software	Increasingly, software applications are critical to the success of our business. Experience in software technologies helps us evaluate development, product security, and business models.

Public Company Executive Leadership	Public company executive experience provides important understanding of leadership, governance and best practices that are pertinent to our business.

Sales and Marketing	We have a diverse, global customer base and experience in sales and marketing provides relevant perspective to our sales and marketing strategies.

Financial Literacy, Capital Allocation and M&A

We are often involved in complex financial transactions and operate in a dynamic M&A environment. Our position as a public company benefits from strong financial oversight and knowledge of financial and accounting principles.

Human Capital Management

Experience and knowledge of best practices in the areas of talent management, public company compensation structures and culture support our goals to recruit, retain and maintain a diverse, inclusive and engaged highly-skilled workforce in a competitive environment.

Supply Chain	With global operations and customers in several countries, global business and supply chain expertise helps us understand opportunities and challenges.

Multinational Experience	Multinational leadership experience leads to a deeper knowledge of global industry dynamics and international business issues which are increasingly important in this macroeconomic environment.

ESG	Experience in environmental, social and governance supports our programs and initiatives to align with our corporate strategy and considerations of our employees, customers, suppliers and investors.

Cyber Security and Risk Management	These competencies are critical in overseeing our enterprise risk program and cyber threats to our product, and the security of our assets and operations.

PROPOSAL ONE: ELECTION OF DIRECTORS

Background
Tenure/Age	Bock	Conrad	Johnson	Lowe	Luther	Richardson	Sadana	Sooch	Wyatt
Years on the Board	11.5		2	5	1	6	7	26	3
Age	72	63	47	60	57	64	54	60	51
Gender Diversity
Female					●	●			●
Male	●	●	●	●			●	●
Non-Binary
Did not Disclose Gender

Racial/Ethnic/Nationality/Other Forms of Diversity:
African American or Black
Alaskan Native or Native American
Asian (other than South Asian)
South Asian							●	●
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White/Caucasian	●	●	●	●	●	●			●
Two or More Races or Ethnicities
LBGTQ+
Persons with Disabilities
Did not Disclose Demographics

PROPOSAL ONE: ELECTION OF DIRECTORS

In identifying potential director candidates, the Nominating and Corporate Governance Committee considers recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third-party search firm to identify and recommend potential candidates. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the committee selects new director candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 9, 2023 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors in office at the time of the virtual annual meeting of stockholders held on April 21, 2022 attended such meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, the Chief Information Officer, the Chief Security Officer and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Our 2009 Stock Incentive Plan, as approved by our stockholders, limits to $750,000 in each calendar year, the maximum grant date fair value of awards payable in our common stock and cash compensation for all services as an independent director that may be provided to each of our independent directors. Under the 2009 Stock Incentive Plan, on the date of the 2022 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award covering a number of shares of the Company’s common stock equal to $180,000 (or $235,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the 30 trading days ending on the second trading day preceding the grant date; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 1,630 RSUs and Messrs. Bock, Lowe, Sadana, Wood and Mses. Luther, Richardson and Wyatt each received a grant of 1,249 RSUs on the date of the 2022 annual meeting of stockholders. The RSU awards require no purchase price payment and will vest on approximately the first anniversary of the date of grant.

During 2022, we paid our non-employee directors cash compensation consisting of (i) $55,000 per person per year, (ii) an additional $25,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $25,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Finance Committee, (x) an additional $5,000 per year for each

PROPOSAL ONE: ELECTION OF DIRECTORS

Finance Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

Cash compensation was pro-rated if the individual served less than the full year in a position.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased Director and Officers liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2022.

Director Compensation Table for Fiscal 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

William G. Bock	89,000	162,183	251,183

Bob Conrad	29,739	—	29,739

Jack R. Lazar(2)	19,821	—	19,821

Gregg Lowe	85,000	162,183	247,183

Sherri Luther	60,949	162,183	223,132

Nina Richardson	68,475	162,183	230,658

Sumit Sadana	79,888	162,183	242,071

Navdeep S. Sooch	80,000	211,656	291,656

William P. Wood	66,056	162,183	228,239

Christy Wyatt	73,000	162,183	235,183

(1)

Amounts shown do not reflect compensation actually received by the director but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 16, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended December 31, 2022.

(2)	Mr. Lazar served as a member of the Board of Directors until his resignation at the 2022 Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS AS LISTED ABOVE.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 30, 2023. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2022 and 2021:

	2022 ($)	2021 ($)

Audit fees	935,700	1,021,500

Audit-related fees	5,000	5,400

Tax fees	224,300	126,400

All other fees	3,300	2,800

Total	1,168,300	1,156,100

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and internal control over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he or she will report that approval to the full Audit Committee at its next meeting. During fiscal 2022, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2023.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote annually to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 24 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal 2022.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ABOVE RESOLUTION.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Four: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of the Named Executive Officers, as disclosed in accordance with the rules of the Securities and Exchange Commission, such as Proposal Three above. By voting on this Proposal Four, stockholders may indicate whether they would prefer that we conduct future advisory votes on Named Executive Officer compensation once every one, two, or three years.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. Our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers should be every year, every two years or every three years.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency selected by stockholders for the advisory vote on executive compensation. However, because this vote is advisory and not binding on the Company or our Board of Directors, our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE OPTION OF EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 15, 2023 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the named executive officers in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)

R. Matthew Johnson	5,257	*

John Hollister	50,825	*

Brandon Tolany(3)	39,494	*

Sandeep Kumar	46,994	*

Navdeep S. Sooch	397,923	1.24%

William G. Bock	30,219	*

Robert Conrad	—	*

Gregg Lowe	8,255	*

Sherri Luther	—	*

Nina Richardson	4,659	*

Sumit Sadana	3,281	*

William P. Wood(4)	37,819	*

Christy Wyatt	3,973	*

Entities deemed to be affiliated with BlackRock, Inc.(5)	5,335,000	16.67%

Entities deemed to be affiliated with The Vanguard Group(6)	3,226,121	10.08%

Entities deemed to be affiliated with FMR LLC(7)	4,992,720	15.60%

All directors and executive officers as a group (13 persons)(8)	628,699	1.96%

Total Beneficial Ownership	14,182,540	44.30%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 31,995,741 shares of common stock outstanding on February 15, 2023. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 15, 2023 and shares of common stock subject to restricted stock units which will become vested within 60 days after February 15, 2023 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 18,270 shares issuable upon exercise of stock options.
(4)	Includes 15,000 shares owned indirectly by Mr. Wood through the Bill Wood Foundation.
(5)

Pursuant to a Schedule 13G/A dated January 27, 2023 filed with the SEC, BlackRock, Inc. reported that as of December 31, 2022 that it had sole voting power over 5,145,037 shares, sole dispositive power over 5,335,000 shares and that its address is 55 East 52nd Street, New York, New York 10055.

(6)

Pursuant to a Schedule 13G/A dated February 9, 2023 filed with the SEC, The Vanguard Group reported that as of December 30, 2022 it and certain related entities had sole dispositive power over 3,135,721 shares, shared voting power over 56,648 shares, and shared dispositive power over 90,400 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

OWNERSHIP OF SECURITIES

(7)

Pursuant to a Schedule 13G/A dated February 9, 2023 filed with the SEC, FMR LLC reported that as of December 30, 2022 it and certain related entities had sole voting power over 4,992,452 shares, sole dispositive power over 4,992,720 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(8)	Includes 18,270 shares issuable upon exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased Director and Officers liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2022 consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal control over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the Securities and Exchange Commission and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William G. Bock (Chairman)

Christy Wyatt

Sherri Luther

EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of February 15, 2023 (ages as of Annual Meeting date).

Name	Age	Position
R. Matthew Johnson	47	President, Chief Executive Officer and Director
John Hollister	53	Senior Vice President and Chief Financial Officer
Brandon Tolany	48	Senior Vice President of Worldwide Sales & Marketing
Sandeep Kumar, PhD	58	Senior Vice President of Worldwide Operations

R. Matthew Johnson has served as a Director and our President and Chief Executive Officer since January 2022. Prior to this role, Mr. Johnson served as our Senior Vice President and General Manager of Silicon Labs’ Internet of Things (IoT) business unit from July 2018 until he was promoted to President in April 2021. Prior to joining Silicon Labs, Mr. Johnson served as Senior Vice President and General Manager of automotive processing products and software development at NXP Semiconductors. Mr. Johnson holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson also serves on the Board of Trustees for Dell Children’s Foundation, the Global Semiconductor Alliance and the Semiconductor Industry Association.

John Hollister has served as our Senior Vice President and Chief Financial Officer since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012 and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Labs in 2004 and held financial management positions until April 2007. Prior to joining Silicon Labs, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin. Mr. Hollister also serves as a board member for Macrofab and previously served on the Board of the Central Texas Chapter of the American Red Cross.

Brandon Tolany has served as our Senior Vice President of Worldwide Sales and Marketing since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Mr. Tolany held various leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin. Mr. Tolany also serves as a board member for the Rosedale Foundation.

Sandeep Kumar, PhD has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Labs in July 2006 and is responsible for worldwide operations. His team includes the manufacturing teams, product and test engineering, quality assurance, failure analysis, as well as the prototype production and reliability test labs; and works closely with the technology organization in driving the process and package engineering

EXECUTIVE OFFICERS

strategies. Dr. Kumar’s group drives the company technology strategy and supplier choices. Prior to joining Silicon Labs, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent Technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University. Mr. Kumar serves on the Electrical and Computer Engineering Department’s Industry Advisory Council for Southern Illinois University in Carbondale, IL.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information regarding the 2022 compensation program for our principal executive officer, principal financial officer and two other most highly compensated executive officers. We had no other executive officers during 2022. For 2022, these individuals were:

•	R. Matthew Johnson, our President and Chief Executive Officer (“CEO”)

•	John Hollister, our Senior Vice President and Chief Financial Officer (“CFO”)

•	Brandon Tolany, our Senior Vice President of Worldwide Sales, Marketing & Applications

•	Sandeep Kumar, our Senior Vice President of Worldwide Operations

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers” or “NEOs.”

In this CD&A, we describe the material elements of our compensation program for the NEOs during 2022 as administered by the Compensation Committee. This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, for our NEOs. Finally, we explain how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2022 and discuss the key factors that the Compensation Committee considered in determining their compensation.

2022 Business Results

In our first full year as a pure-play IoT focused company, total revenue increased 42% from 2021 to $1,024 million, doubling our revenue in just two years. Our pure-play IoT strategy gained significant traction in 2022 as customers and suppliers saw the value of working with a partner focused only in the rapidly growing IoT market. Worldwide distribution revenue was 81% of 2022 revenue, with growth across all regions, particularly in Europe and the Americas. Revenue from our top ten customers was 20%, and no single customer was greater than 6% of our revenue.

We continued to see record design win activity in 2022, which increased over 50% year-on-year in expected lifetime revenue, and our total sales funnel stands at $17 billion. We had GAAP gross margins of nearly 63% in 2022, up from 59% in 2021, reflecting a favorable product and customer mix from our proprietary wireless portfolio as well as the effects of product price increases intended to input cost increases. GAAP operating income for the year increased to $119 million from 2022 due to higher revenue and gross margin, offset partially by a 14% year-on-year increase in operating expenses. Net interest income increased from 2021, primarily due to rising yields on cash, cash equivalents and short-term investments. Headcount at the end of the year was 1,964, and grew approximately 18% over 2021, due to continued hiring and expansion, particularly in our India development center.

In 2022, cash flow from operating activities was $141 million. The strong operating cash flow, in addition to the remaining cash proceeds from our 2021 divestiture allowed us to return $888 million of capital to our shareholders through stock repurchases. We ended the year with approximately $1.2 billion in cash, cash equivalents, and short-term investments. We are pleased to have successfully executed our capital deployment plan post-divestiture while maintaining substantial liquidity for prospective strategic M&A endeavors.

COMPENSATION DISCUSSION AND ANALYSIS

2022 Business Highlights

We produced record 2022 revenue despite continued supply challenges across the entire industry. Revenue was up 42% over 2021 and reflects an organic doubling of revenue over two years. We also saw record design win activity in 2022, which increased over 50% year-on-year in expected lifetime revenue, providing further validation of strategy, and, importantly, the breadth and depth of our technology portfolio.

The strength of Silicon Labs’ product portfolio continues to drive share gain and accelerate our design win pipeline – positioning us to continue to outperform the market. In 2022, we introduced new and innovative products, including the expansion of the Series 2 SoC family:

•	Delivered complete Matter development solutions providing support for Matter over Wi-Fi®, Matter over Thread, Bluetooth® Low Energy (LE) commissioning, and Matter bridges to Zigbee® and Z-Wave®

•

Released the Silicon Labs Pro Kit for Amazon Sidewalk, the first end-to-end development platform for Amazon Sidewalk with complete connectivity support. The development kit offers differentiated security with Secure Vault™, sub-gigahertz (GHz), and Bluetooth LE connectivity, and the software and tools for Sidewalk device makers, designers, and developers to get to market faster

•

Introduced the FG25 SoC and EFF01 Front End Module (FEM), a new flagship SoC and power amplifier for Wi-SUN, which, when used together, are designed to provide a sub-gigahertz (GHz) transmission range of up to 3 kilometers in dense urban environments with no data loss

•	Delivered the SiWx917, Silicon Labs’ first Wi-Fi 6 and Bluetooth LE SoC family, designed to be the lowest power, longest battery life Wi-Fi 6 and Bluetooth LE combination SoC in the industry

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. In 2022, the Compensation Committee took the following actions with respect to NEO compensation. As noted above, the Company produced strong business results, which positively impacted performance-based compensation elements and outcomes:

•	Increased Mr. Johnson’s base salary 52.9% and his target bonus percentage from 100% to 130% in connection with his promotion to President and Chief Executive Officer on January 2, 2022.

•	Increased Mr. Hollister’s base salary 6.9% on April 1, 2022.

•	Increased Mr. Tolany’s base salary 3.1% on April 1, 2022.

•	Increased Mr. Kumar’s base salary 3.1% on April 1, 2022.

•	Approved annual cash incentive bonus targets with 45% tied to revenue, 45% tied to operating income and 10% tied to diversity, equity and inclusion metrics as part of our overall ESG initiatives.

•

Approved long-term incentive compensation, consisting of a combination of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) to align our executives’ incentives with our stockholders, retain key employees, and reward performance.

•	Increased our stock ownership guidelines for our CEO from five times to six times base salary.

COMPENSATION DISCUSSION AND ANALYSIS

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies were in effect in 2022:

What We Do	What We Do Not Do

We do have stock ownership guidelines for our CEO requiring him to hold Silicon Labs equity with a value equal to six times his base salary and for our CFO requiring him to hold three times his base salary following a phase-in period. Other executive officers are required to hold equity with a value of two times their base salary following a phase-in period.

We do not provide excise tax gross-ups in the event of a change in control.
We do have stock ownership requirements for our Directors requiring them to hold Silicon Labs equity with a value equal to three times their annual cash retainer following a phase-in period.	We do not allow hedging and pledging of Company securities.
All employee change in control agreements do contain double trigger (rather than single trigger) change in control provisions.

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

We do separate the roles of Chairman of the Board and Chief Executive Officer. Our Board also includes the position of Lead Independent Director.	We do not offer retirement plans or nonqualified deferred compensation plans to our executive officers, other than the 401(k) retirement plan offered to all salaried full-time employees.
We do conduct an annual assessment to ensure that the compensation consultant engaged by the Compensation Committee is independent.

We do conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

We do have a recoupment (or claw-back) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

COMPENSATION DISCUSSION AND ANALYSIS

We hold our executives to high performance standards and our compensation arrangements for our CEO and other Named Executive Officers are designed to deliver competitive base pay and attractive incentive opportunities if performance is outstanding while delivering significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to data from the Radford Technology survey. Our target for salaries, considering data from each source, is market competitive. Our annual cash incentive plan, discussed below, is based solely on achieving corporate targets. This plan targets above-market awards when the Company is performing well and places cash incentives at risk when performance targets are not achieved. See also “Annual Cash Incentive Bonus” below.

Our equity program includes time-vesting restricted stock units (RSUs), performance stock units (PSUs), and market stock units (MSUs) that are intended to incentivize achievement of high-performance standards. Our performance-based MSUs require significant levels of performance measured by our total shareholder return (or “TSR”) relative to the TSRs of a group of benchmark companies consisting of publicly traded companies included in the Philadelphia Semiconductor Index (“XSOX” or “Index”) and our peer group of companies listed under “Compensation Setting Process – Competitive Positions” below. In 2021, we transitioned away from MSUs to a performance-based PSU program, more appropriate during the period of our company’s transformation and transition to a new business model. Our PSUs also require significant levels of multi-year performance, measured by our achievement against our stated financial model and growth targets. These program design changes were made in consultation with our compensation consultant.

This approach provides a strong alignment between pay-for-performance, operational results and retention of key executive talent. The design appropriately establishes a clear focus on achieving our financial objectives. As such, our compensation program provides modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2022, see “Long-term Incentives Equity Awards” below.

Prior Say On Pay Vote and Shareholder Engagement

Our prior advisory Say-on-Pay proposal regarding the compensation of our Named Executive Officers received the support of approximately 59% of the votes cast at the 2022 Annual Meeting. The Compensation Committee and the Board reviewed the result of the Say-on-Pay vote, and they recognized that it signaled shareholder concerns and a need for further engagement to better understand the perspectives of our shareholders. In connection with and following the 2022 Annual Meeting, the Company reached out to our top 20 shareholders who represented approximately 70% of the Company’s outstanding shares of common stock. We ultimately spoke with shareholders representing approximately 54% of the Company’s outstanding shares of common stock, including at least 11% of the outstanding shares that voted “against” our Say-on-Pay proposal last year. Our Chief Financial Officer led each of the meetings, and our Compensation Committee Chair or Nominating and Governance Committee Chair participated in many of these meetings. The feedback received was then shared and discussed with the Compensation Committee and the Board.

The principal concern expressed by shareholders was with our payment of cash severance to our former CEO Tyson Tuttle upon his resignation. The Compensation Committee has noted such concern and has approved a resolution that it will not provide cash severance in the future to executive officers upon a voluntary resignation (other than as may be contractually committed, such as upon a resignation for good reason).

We received comment that our CEO stock ownership guidelines could be more robust. In response, we increased our CEO stock ownership guidelines from five times to six times base salary.

COMPENSATION DISCUSSION AND ANALYSIS

We also received comments on our PSU measurement periods. We evaluated our PSU plan design to ensure that all metrics are multi-year measures and aligned to our long-term stated financial model and growth targets.

We believe that shareholder engagement is important, and our Compensation Committee will continue to take into account shareholder feedback, future Say-on-Pay votes and relevant market developments in order to determine whether any subsequent changes to our executive compensation program are warranted. We expect to continue our outreach efforts with respect to executive compensation in future years in order to ensure that we understand our shareholder views and concerns on each of these subjects for the consideration of our Compensation Committee and the full Board. We made the following changes to our compensation program in response to stockholder feedback:

Feedback from stockholders	Changes in response to feedback	Effective
Concern that our retiring CEO received a cash severance payment	Approved a resolution that we will not provide cash severance in the future to executive officers upon a voluntary resignation, other than as may be contractually committed	2023
CEO stock ownership guidelines could be more robust	Increased our stock ownership guidelines for our CEO from five times to six times base salary	2023
Review our PSU plan to ensure it includes multi-year measures	Evaluated our PSU plan design to ensure that all metrics are multi-year measures and aligned to our long-term stated financial model and 3-year growth targets	2023

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have or should be taken to monitor and mitigate such risks. The Compensation Committee’s 2022 review determined that the Company’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions and the potential financial impact of compensation decisions, including share ownership dilution. Pay decisions are based on competitive market data from the compensation consultant and a variety of other factors, including level of performance, the vesting and value of outstanding equity awards, each individual’s tenure, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled officers at other

COMPENSATION DISCUSSION AND ANALYSIS

companies and the Compensation Committee’s determination of the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives).

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance and considers competitive market data and the other factors described above.

For our Named Executive Officers, the Committee targets market median for base salaries and targets greater than market total direct compensation (i.e. including incentive compensation) when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making for each Named Executive Officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation or other executive sessions of the committee).

Our CEO makes pay recommendations to the Compensation Committee regarding our executive officers’ compensation (except for his own compensation) for the Compensation Committee using the factors mentioned above and his own review of each NEO’s performance.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee, using data from compensation firms Mercer and Radford, regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for his team. Our CEO also recommends performance measures and related target levels for annual cash incentive bonuses and equity awards for senior management.

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals on compensation-related matters. They consider these recommendations, among other factors, as they make compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Mercer US LLC, (“Mercer”), a compensation consulting firm providing executive compensation advisory services, to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Mercer served at the discretion of the Compensation Committee, and received $212,794 for these services. Mercer did not provide any other services to the Company in 2022.

With the approval of the Compensation Committee, Mercer provided our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2021, the Compensation Committee directed Mercer to use data gathered from the 2021 Radford High-Technology Executive Compensation Survey and publicly-available information from the following companies to

COMPENSATION DISCUSSION AND ANALYSIS

identify and analyze the competitive market for 2022 executive compensation. Criteria for peer group selection included industry, revenue size, market capitalization, and business characteristics. The Compensation Committee selected the following companies as a compensation peer group in consultation with Mercer:

Advanced Energy Industries, Inc.	Monolithic Power Systems, Inc.
Alpha and Omega Semiconductor Limited	National Instruments Corporation
Cirrus Logic, Inc.	NETGEAR, Inc.
CMC Materials, Inc.	Power Integrations, Inc.
Diodes Incorporated	Semtech Corporation
Knowles Corporation	Synaptics Incorporated
Lattice Semiconductor Corporation	Universal Display Corporation
MACOM Technology Solutions Holdings, Inc.	Vivint Smart Home, Inc.
MaxLinear, Inc.	Wolfspeed, Inc.

Compensation Elements

The primary components of our executive compensation program are base salary, annual cash incentive bonus and equity awards. The Compensation Committee uses its discretion and does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Approximately 90% of our CEO’s pay mix and on average approximately 82% of our other NEOs’ pay mix is tied to Company performance, including stock price performance (“at-risk”):

Base Salary. The 2021 and 2022 base salaries and percentage increase are set forth in the following table:

Named Executive Officer	2021 Base Salary ($)	Percentage Increase	2022 Base Salary ($)

R. Matthew Johnson	425,000	52.9%	650,000[1]
John Hollister	408,720	6.9%	437,000
Brandon Tolany	401,700	3.1%	414,000
Sandeep Kumar	367,608	3.1%	379,000

(1)

Mr. Johnson was promoted to President and Chief Executive Officer (“CEO”) on January 2, 2022 in connection with Mr. Tuttle’s departure on January 1, 2022 and received a 52.9% salary increase to align his compensation with market benchmarks for his new role

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each Named Executive Officer up to 150% of the NEO’s target annual cash incentive bonus opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if the minimum established performance objectives under the Bonus Plan are not achieved.

For 2022, consistent with our business strategy, the Compensation Committee established adjusted revenue and adjusted non-GAAP operating income as a percentage of adjusted revenue as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted non-GAAP operating income” mean revenue and operating income as determined under generally accepted accounting principles (GAAP) modified for stock compensation expense, intangible asset amortization, acquisition-related items and restructuring charges. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive bonuses, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

For 2022, the Compensation Committee is continuing to include diversity, equity and inclusion (DEI) metrics as a component of bonus compensation.

For each of the applicable bonus metrics, the percentage payout was determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the executive’s target annual cash incentive bonus opportunity for above-target performance. The financial components of the plan allowed for 100% payout at 100% of plan target. For the adjusted revenue component, there was a decreasing scale to 10% at 90% of plan target, no payment below 90% of target and a maximum payout of 150% at 110% of target. For the adjusted non-GAAP operating income components, there was a decreasing scale to 10% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 120% of target. The DEI components of the plan were based on a set of challenging qualitative and quantitative goals representing core objectives of our DEI strategy. If three of five goals were achieved, the plan allowed for 80% payout. If four of five goals were achieved, the plan allowed for 100% payout. If all five goals were achieved, the plan allowed for 150% payout.

Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2022.

For all of our Named Executive Officers in 2022, the incentive bonus performance metrics, targets, achievements, and the relative weighting of the metrics were as follows:

2022 Bonus Metrics	2022 Target Achievement	2022 Actual Achievement	Metric Weighting

Adjusted Revenue	960,250,177	1,024,106,136	45%
Adjusted Non-GAAP Operating Income %	15.1%	20.9%	45%
DEI Scorecard	4 goals	4 goals	10%

For all of our Named Executive Officers, the adjusted revenue component of bonus paid out at 133% of component target, the adjusted non-GAAP operating income component paid out at 150% of component target, and the DEI component paid out at 100% of component target. This resulted in a total payout of 137% of target bonus for the year for each Named Executive Officer.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures.

COMPENSATION DISCUSSION AND ANALYSIS

The resulting payments to the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)

R. Matthew Johnson(1)	130%	178%

John Hollister	100%	137%

Brandon Tolany	100%	137%

Sandeep Kumar	75%	103%

(1)	Mr. Johnson received a bonus target increase from 100% to 130% in connection with his promotion to President and Chief Executive Officer on January 2, 2022.

The cash incentive bonuses paid to the Named Executive Officers during 2022 are set forth in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Equity Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, to retain our Named Executive Officers, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2022, the Compensation Committee used a mix of PSUs and RSUs.

PSU Awards Granted in 2021 and 2022

In 2021, we replaced our performance-based MSU program with a performance-based PSU program that we believe is more appropriate during the period of our company transformation and transition to a new business model. PSUs allow us to directly tie executive compensation to specific company financial targets that are critical to the long-term success of our pure-play IoT model. The PSU program measures performance achievement against our multi-year growth targets and financial plan.

We continued to offer PSU awards in 2022. For each PSU award, a payment in shares of our common stock relative to the target number of units may be earned upon the Company achieving goals based on a three-year revenue compound annual growth rate (CAGR) and corresponding three year non-GAAP operating income margin (OI). The CAGR metric is measured at the end of Year 3 and weighted at 50%. The OI metric is also a long-term metric, with two multi-year measurement points. The first measurement is made at the end of Year 2, evaluating a two-year period. The second and final measurement is made at the end of Year 3, evaluating a cumulative three-year period. Each of these OI measurements is weighted at 25%. Award payments may range from 0% up to 200% of the target number of units and are scaled linearly against a base revenue or non-GAAP operating income margin percentage for each measurement, all tracking to our stated financial model.

The PSU Awards will be earned based upon the level of achievement of the following multi-year performance criteria:

Grant Date	Performance Period	Measurement	Weight	Threshold	Target	Maximum
May 15, 2021 June 3, 2021	3-Year through the end of Fiscal Year 2023	3-Year Revenue CAGR Fiscal 2022 Non-GAAP Operating Income Fiscal 2023 Non-GAAP Operating Income	50% 25% 25%	>10% >7.15% >10.1%	20% 8.4% 11.8%	30% 9.65% 13.5%
December 22, 2021 February 15, 2022	3-Year through the end of Fiscal Year 2024	3-Year Revenue CAGR Fiscal 2023 Non-GAAP Operating Income Fiscal 2024 Non-GAAP Operating Income	50% 25% 25%	>10% >14% >17.65%	20% 15.8% 19.5%	30% 17.6% 21.35%

COMPENSATION DISCUSSION AND ANALYSIS

RSU Awards Granted in 2022

The RSU awards granted in 2022 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest in three annual installments on each anniversary of the date of grant.

The Named Executive Officers were granted the following PSU and RSU awards during 2022:

	PSU Awards		RSU Awards
Named Executive Officer	Target Number of Shares (#)	Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)

R. Matthew Johnson	14,424	2,321,832	18,197	2,613,453

John Hollister	5,770	928,797	7,279	1,045,410

Brandon Tolany	4,328	696,679	5,459	784,022

Sandeep Kumar	2,885	464,398	3,640	522,777

MSU Awards Granted in 2020

In 2020, we granted MSU awards that compare our TSR against the TSRs of a group of benchmark companies that included the publicly traded companies in the XSOX and our named peer group of companies for the applicable year in which the MSU awards were granted. For each of these MSU awards, a payment in shares of our common stock relative to the target number of units may be earned if our relative TSR percentile rank over a performance measurement period of three years equals or exceeds the 50th percentile. Our relative TSR percentile rank is determined by ranking the group of benchmark companies (including us) from the highest to the lowest according to each company’s respective TSR for the performance period, then calculating the TSR percentile ranking of us relative to other companies in the group of benchmark companies. If our relative TSR percentile rank is less than the 25th percentile, no payout is earned. If our relative TSR percentile rank, is greater than the 25th percentile, award payments may range from 50% up to 200% of target scaled to the relative TSR percentile rank, as shown in below.

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment

100+	200.0%	To earn the maximum award, SLAB Relative TSR Percentile must be 100%

90	180%

80	160%

70	140%

60	120%

50	100%	If SLAB Relative TSR Percentile is 50%, MSUs are earned at 100% of Target

40	80%

30	60%

25	50%

Less than 25	0%	If SLAB Relative TSR Percentile is less than 25%, no MSUs are earned

For the MSU awards granted in 2020, the SLAB TSR achieved was 23.19% and the relative TSR percentile rank was in the 26th percentile and therefore, a 52% payout was earned.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Arrangements Upon Termination of Employment or a Change in Control

The equity awards granted to our Named Executive Officers under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 22, 2021, and the CEO Severance Agreement and the Executive Severance Agreements approved by the Board in May 2021 provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements): (a) 100% of annual base salary (200% in the case of the CEO), (b) 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (d) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) market stock units and performance stock units shall be vested at the greater of actual performance or 100% of the target value, and (g) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). In addition, the Executive Severance Agreements provide certain specified severance benefits to the Named Executive Officers upon a Non-CIC Termination (as defined in the agreements). The terms and conditions of these change in control provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector. Detailed information concerning the CEO Severance Agreement and the Executive Severance Agreements and the treatment of equity awards under the Company’s 2009 Stock Incentive Plan in the event of a change in control, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under the heading “Potential Payments Upon Termination or Change in Control.” We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees including medical healthcare and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Income Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the TCJA), effective for taxable years beginning on or after January 1, 2018, generally disallows a deduction for federal income tax purposes to any publicly traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. Prior to the amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the TCJA, the performance-based compensation exception has been repealed. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) in accounting for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based options and awards to employees (including our executive officers) and directors based on the “fair value” on the date of grant. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the fair value of their stock-based options and awards in their income statements over the period that an executive officer is required to render service in exchange for his or her grant.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Gregg Lowe (Chairman)

William G. Bock

Christy Wyatt

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal years 2020, 2021 and 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

R. Matthew Johnson President and Chief Executive Officer	2022	650,000		1,000	4,935,285	—	1,159,027	10,921	6,756,233
	2021	416,000	(5)	1,000	7,736,057	—	567,319	10,212	8,730,589
	2020	390,000		—	1,744,772	—	267,041	6,699	2,408,512

John Hollister Senior Vice President and Chief Financial Officer	2022	430,039	(6)	1,000	1,974,207	—	590,642	9,139	3,005,027
	2021	408,720		1,000	2,160,802	—	592,644	12,934	3,176,100
	2020	408,720		—	1,744,772	—	349,823	10,592	2,513,907

Brandon Tolany Senior Vice President of Worldwide Sales	2022	410,972	(6)	1,000	1,480,701	—	564,463	10,761	2,467,897
	2021	401,700		1,000	1,809,016	—	582,465	6,460	2,800,641
	2020	401,700		—	1,377,321	—	343,815	6,699	2,129,535

Sandeep Kumar Senior Vice President of Worldwide Operations	2022	376,196	(6)	1,000	987,175	—	387,524	8,179	1,760,074
	2021	367,608		1,000	2,034,360	—	399,774	13,729	2,816,471

	2020	367,608		—	1,101,940	—	235,977	7,399	1,712,924

(1)	Represents holiday or profit-sharing bonus provided to all employees.
(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 16, Stock-Based Compensation, in our Form 10-K for the fiscal year ended December 31, 2022.

(3)

Represents amounts earned under the 2022 Bonus Plan for services rendered in fiscal 2022, the 2021 Bonus Plan for services rendered in fiscal 2021, and the 2020 Bonus Plan for services rendered in fiscal 2020.

(4)

Consists of Company-paid life insurance premiums, gross-up related to long term disability premiums, international travel bonuses, executive physicals, employer matching contributions into the Company’s 401(k) Plan, vacation accrual payout, employer matching charitable contributions, and an Eat Local bonus, a company sponsored COVID-19 community initiative, unless noted otherwise.

(5)	Amount shown reflects the two different base salary rates paid to Mr. Johnson in fiscal 2021 due to his promotion to President in April 2021.
(6)	Amount shown reflects the two different base salary rates paid to Messrs. Hollister, Tolany, and Kumar in fiscal 2022 due to market based salary increases provided on April 1, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2022 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 22, 2021, and all non-equity plan-based awards were granted under our 2022 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2022

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)				Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Names	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3) (#)	Options (#)	Awards ($/Sh)	Awards(4) ($)

R. Matthew Johnson		118,300	845,000	1,267,500	—	—	—	—	—	—	—

					—	—	—	—	—	—	—

	2/15/2022	—	—	—	1	14,424	28,848	—	—	—	2,321,832

	5/15/2022	—	—	—	—	—	—	18,197	—	—	2,613,453

John Hollister		60,212	430,085	645,128	—	—	—	—	—	—	—

	2/15/2022	—	—	—	1	5,770	11,540	—	—	—	928,797

	5/15/2022	—	—	—	—	—	—	7,279	—	—	1,045,410

Brandon Tolany		57,539	410,993	616,489	—	—	—	—	—	—	—

	2/15/2022	—	—	—	1	4,328	8,656	—	—	—	696,679

	5/15/2022	—	—	—	—	—	—	5,459	—	—	784,022

Sandeep Kumar		39,503	282,161	423,242	—	—	—	—	—	—	—

	2/15/2022	—	—	—	1	2,885	5,770	—	—	—	464,398

	5/15/2022	—	—	—	—	—	—	3,640	—	—	522,777

(1)

Amounts shown represent amounts that were available under the 2022 Bonus Plan. Actual bonuses received under the 2022 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents PSUs.
(3)	Represents RSUs.
(4)

Includes grant date fair value of equity awards. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 16, Stock-Based Compensation in our Form 10-K for the fiscal year ended December 31, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU, MSU and PSU awards for each of our Named Executive Officers as of December 31, 2022.

Outstanding Equity Awards at Fiscal 2022 Year-End Table

		Option Awards					Stock Awards

										Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable		Unexercisable

R. Matthew Johnson	2/15/2020	—		—	—	—	2,824	(1)	383,132	—		—

	2/15/2020	—		—	—	—	—		—	8,471	(2)	1,149,261

	5/15/2021	—		—	—	—	5,852	(3)	793,941	—		—

	5/15/2021	—		—	—	—	—		—	8,778	(4)	1,190,911

	6/03/2021	—		—	—	—	—		—	3,686	(5)	500,080

	12/22/2021	—		—	—	—	—		—	25,014	(6)	3,393,649

	2/15/2022	—		—	—	—	—		—	14,424	(7)	1,956,904

	5/15/2022	—		—	—	—	18,197	(8)	2,468,787	—		—

John Hollister	2/15/2020	—		—	—	—	2,824	(1)	383,132	—		—

	2/15/2020	—		—	—	—	—		—	8,471	(2)	1,149,261

	5/15/2021	—		—	—	—	4,448	(3)	603,460	—		—

	5/15/2021	—		—	—	—	—		—	6,671	(4)	905,055

	6/03/2021	—		—	—	—	—		—	3,686	(5)	500,080

	2/15/2022	—		—	—	—	—		—	5,770	(7)	782,816

	5/15/2022	—		—	—	—	7,279	(8)	987,542			—

Brandon Tolany	1/28/2016	18,270	(9)	—	43.82	1/28/2026	—		—	—		—

	2/15/2020	—		—	—	—	2,229	(1)	302,408	—		—

	2/15/2020	—		—	—	—	—		—	6,687	(2)	907,225

	5/15/2021	—		—	—	—	3,512	(3)	476,473	—		—

	5/15/2021	—		—	—	—	—		—	5,267	(4)	714,574

	6/03/2021	—		—	—	—			—	3,686	(5)	500,080

	2/15/2022	—		—	—	—	—		—	4,328	(7)	587,180

	5/15/2022	—		—	—	—	5,459	(8)	740,623			—

COMPENSATION DISCUSSION AND ANALYSIS

		Option Awards				Stock Awards

									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable

Sandeep Kumar	2/15/2020	—	—	—	—	1,784	(1)	242,035	—		—

	2/15/2020	—	—	—	—	—		—	5,350	(2)	725,835

	5/15/2021	—	—	—	—	2,810	(3)	381,233	—		—

	5/15/2021	—	—	—	—	—		—	4,214	(4)	571,713

	6/03/2021	—	—	—	—			—	7,371	(5)	1,000,024

	2/15/2022	—	—	—	—	—		—	2,885	(7)	391,408

	5/15/2022	—	—	—	—	3,640	(8)	493,839	—		—

(1)	Assuming continued service, the Vesting Date is February 15, 2023.
(2)

Represents MSUs granted on February 15, 2020 and vesting on January 31, 2023. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(3)	Assuming continued service, the RSUs shall vest one-half on each of May 15, 2023 and May 15, 2024, respectively.
(4)	Represents PSUs granted on May 15, 2021 and vesting on May 15, 2024. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(5)	Represents PSUs granted on June 03, 2021 and vesting on May 15, 2024. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(6)

Represents PSUs granted on December 22, 2021 and vesting on February 15, 2025. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(7)

Represents PSUs granted on February 15, 2022 and vesting on February 15, 2025. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(8)	Assuming continued service, the RSUs shall vest one-third on each of May 15, 2023, May 15, 2024 and May 15, 2025, respectively.
(9)	Represents 18,270 Non-qualified stock options outstanding of the 72,940 options granted on January 28, 2016, the options associated with this grant were fully vested as of January 28, 2020.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2022.

Option Exercises and Stock Vested Table During Fiscal 2022

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R. Matthew Johnson	—	—	8,295	1,284,480

John Hollister	—	—	8,766	1,372,494

Brandon Tolany	—	—	6,920	1,083,463

Sandeep Kumar	—	—	5,732	898,321

COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Executive Agreements. We have entered into a CEO Severance Agreement with Mr. Johnson and Executive Severance Agreements with Messrs. Hollister, Tolany, and Kumar. The agreements provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements): (a) 100% of annual base salary (200% in the case of the CEO), (b) 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid (d) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) market stock units and performance stock units shall be vested at the greater of actual performance or 100% of the target value and (g) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction.

The agreements also provide for the following potential payments and benefits upon a Non-CIC Termination (as defined in the agreements): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Non-CIC Termination to the extent such amount has not already been paid, (d) a pro-rated portion of actual earned bonus for the full fiscal year in which the Non-CIC Termination occurs, (e) restricted stock units that would have vested within 12 months following such termination shall become fully vested, and (f) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance and implemented other best practices. The 2009 Plan governs the equity awards granted to our Named Executive Officers and other participants.

The Plan includes the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of involuntary

COMPENSATION DISCUSSION AND ANALYSIS

termination within 18 months following a change in control. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on December 31, 2022, the last business day of our fiscal 2022.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1) ($)	COBRA Payment ($)	Total ($)

R. Matthew Johnson	1,300,000	1,690,000	11,836,665	64,573	14,891,238

John Hollister	437,000	437,000	5,311,345	48,507	6,233,852

Brandon Tolany	414,000	414,000	4,228,563	36,425	5,092,988

Sandeep Kumar	379,000	284,250	3,806,086	36,002	4,505,338

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2022, which was $135.67, less (if applicable) the option exercise price payable per share.

The following table depicts potential compensation arrangements with our NEOs as a result of a termination in employment that is not covered by change in control. Such termination is assumed to occur on December 31, 2022, the last business day of our fiscal 2022.

Name	Severance Payment ($)	Target Bonus Payment ($)	Pro-rata Current Year Bonus Payment (1) ($)	Intrinsic Value of Accelerated Equity (2) ($)	COBRA Payment ($)	Total ($)

R. Matthew Johnson	650,000	845,000	1,159,027	1,602,941	32,286	4,289,254

John Hollister	437,000	437,000	590,642	1,013,998	48,507	2,527,147

Brandon Tolany	414,000	414,000	564,463	787,429	36,425	2,216,317

Sandeep Kumar	379,000	284,250	387,524	597,219	36,002	1,683,995

(1)	Pro-rata current year bonus payment calculation based upon 2022 full fiscal year as all Named Executive Officers worked through the end of the fiscal year.
(2)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2022, which was $135.67, less (if applicable) the option exercise price payable per share.

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of the ratio of our CEO’s annual total compensation for fiscal year 2022 to the annual total compensation of our median employee for the same period. The 2022 calculation of all employees’ compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency.

COMPENSATION DISCUSSION AND ANALYSIS

Pay elements included in the annual total compensation for our median employee may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly profit sharing, annual MBO, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance or for international travel

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets

Our calculations were prepared based on our median employee as of December 31, 2022.

We determined the compensation of our median employee by calculating the annual total compensation using the applicable components above.

The annual total compensation for our CEO as represented in the Summary Compensation Table was $6,756,233 and the compensation of our median employee was $167,951. The resulting ratio is 40.2 to 1.

COMPENSATION DISCUSSION AND ANALYSIS

Pay Versus Performance
Dis
closure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive
compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” Fair value amounts below are computed in a manner consistent with
the fair value methodology used to
account fo
r share-based
payments
in our financial statements under generally accepted accounting principles. Total shareholder return (“TSR”) has been calculated in a manner consistent with Item 402(v) of Regulation
S-K.

(a) Year	(b) SCT Total for CEO (1)	(c) Compensation Actually Paid to CEO (2)	(d) Average SCT Total for non-CEO NEOs (3)	(e) Average Compensation Actually Paid to non-CEO NEOs (4)	(f) Company TSR (5)	(g) Index TSR (6)	(h) Net Income (7)	(i) Adjusted Revenue (8)

FY2022	$6,756,233	$ 647,273	$2,411,000	$ (874,461)	$116.43	$142.26	$ 91,402,000	$1,024,106,000

FY2021	$17,016,409	$21,049,328	$4,380,950	$11,180,775	$177.15	$218.45	$2,117,399,000	$926,572,000

FY2020	$ 6,204,724	$ 3,366,644	$2,273,365	$ 1,487,824	$109.29	$152.93	$ 12,531,000	$886,677,000

(1)
G. Tyson Tuttle was CEO during FY2020 and FY2021, and R
. Matthew Johnson
became CEO in FY2022, effective January 2, 2022. The dollar amounts reported in column (b) are the amounts of total compensation reported for the CEO for each corresponding year in the “Total” column of the Summary Compensation Table above.

(2)
The Compensation Actually Paid Schedule shown below sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at the “compensation actually paid” to our Chief Executive Officer.

(3)
During FY2020, our
non-CEO
NEOs were John Hollister, Brandon Tolany, D. Mark Thompson, and R. Matthew Johnson. During FY2021, our
non-CEO
NEOs were R. Matthew Johnson, John Hollister, Brandon Tolany, and Sandeep Kumar. During FY2022, our
non-CEO
NEOs were John Hollister, Brandon Tolany, and Sandeep Kumar. The dollar amounts reported in column (d) represent the average of the compensation reported for the non-CEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table.

(4)
The Compensation Actually Paid Schedule shown below sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at the average “compensation actually paid” to our non-CEO
NEOs.

(5)
Represents the company’s common stock cumulative TSR on a fixed investment of $100 over the FY starting from the market close on the last trading day of FY2019 through the end of each applicable year in the table, assuming reinvestment of any dividends.

(6)
Represents the cumulative TSR of the PHLX Semiconductor Index, the Company’s peer group for this purpose, on a fixed investment of $100 over the FY starting from the market close on the last trading day of FY2019 through the end of each applicable year in the table.

(7)	GAAP Net Income as reported under the Company’s Consolidated Statements of Income on Form 10-K for the applicable year.
(8)
Refers to the GAAP Revenue as reported under the Company’s Consolidated Statements of Income on Form
10-K
for the applicable year. The amount shown for FY2021 included $205,712,000 to adjust for the revenue earned in the divested infrastructure and automotive business of the Company through July 3, 2021 of that year, as more fully discussed under Note 3,
Discontinued Operations
, in our Form
10-K
for the fiscal year ended December 31, 2022. The amount shown for FY2020 is the Company’s GAAP revenue as originally reported in Form
10-K
for the year prior to the business divestiture.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Actually Paid Schedule:

	FY2022		FY2021		FY2020
	CEO	Average non-CEO NEO	CEO	Average non-CEO NEO	CEO	Average non-CEO NEO
Summary Compensation table total for applicable year.	6,756,233	2,411,000	17,016,409	4,380,950	6,204,724	2,273,365
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation table for applicable year.	(4,935,285)	(1,480,694)	(14,964,504)	(3,435,059)	(4,774,796)	(1,561,047)
Increase based on ASC Topic 718 fair value of Awards granted during applicable year that remain unvested as of applicable year end, determined as of applicable year end	5,738,377	1,721,651	11,306,449	7,785,677	5,093,364	1,665,197
Increase/deduction for Awards granted in prior years that were outstanding and unvested as of applicable year end, determined based on change in ASC Topic 718 fair value from the prior year end to the applicable year end.	(4,908,675)	(1,272,020)	7,706,362	2,425,332	(891,423)	(304,472)
Increase/deduction for Awards granted in prior years that vested during the applicable year, determined based on change in ASC Topic 718 fair value from the prior year end to the vesting date	(427,774)	(355,609)	877,647	305,720	(1,120,299)	(271,432)
Deduction of Awards granted in prior year that were forfeited in the applicable year, determined based on ASC Topic 718 fair value as of prior year end	(1,575,604)	(1,898,789)	(893,035)	(281,846)	(1,144,926)	(313,788)
Compensation Actually Paid -	647,273	(874,461)	21,049,328	11,180,775	3,366,644	1,487,824
List of Most Important Financial Performance Measures
The following table outlines what we believe to be our NEOs’ key performance measures, in no particular order. These key performance measures are further described in
Compensation Elements
.

Key Performance Measures
Adjusted Revenue	Adjusted non-GAAP operating income
Revenue CAGR	DEI Goal Achievement

COMPENSATION DISCUSSION AND ANALYSIS

Pay Versus Performance Relationship
Dis
closures
The chart below provides a comparison between the compensation actually paid to our CEO and our average compensation actually paid to our other NEOs against the Company total shareholder return and the PHLX Semiconductor Index total shareholder return. As demonstrated below, the trend in NEO compensation has largely been aligned to the trend in TSR.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below illustrates the correlation between compensation actually paid to our CEO and average compensation actually paid to our other NEOs against the Company’s GAAP net income for FY2020, FY2021, and FY2022. Our FY2021 net income was heavily influenced by our divestiture event.

CO MPENSATION DISCUSSION AND ANALYSIS

The chart below illustrates the correlation between compensation actually paid to our CEO and average compensation actually paid to our other NEOs against the Company’s adjusted revenue for FY2020, FY2021, and FY2022. FY2021 actual compensation values were heavily influenced by our stock price increase and our PSU overperformance, post our divestiture event. FY2022 actual compensation values were heavily influenced by our prior MSU underperformance and related Compensation Actually Paid deductions.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information
The following table provides information on the Company’s shares of common stock as of December 31, 2022 that may be issued under existing equity compensation plans.

	A		B		C

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)

Equity Compensation Plans Approved by Stockholders (1)	1,240,605	(2)	38.80	(3)	3,665,148	(4)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

Total	1,240,605		38.80		3,665,148

(1)	Consists of our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.
(2)
Includes 1,122,335 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 118,270 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 3.1 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)
Calculated without taking into account 1,122,335 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares, and excludes shares under the Employee Stock Purchase Plan

(4)
Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of December 31, 2022, an aggregate of 2,520,156 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 1,144,992 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Delinquent Section 16(a) Reports

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2022 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

Annual Report

A copy of the Annual Report for fiscal 2022 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on February 1, 2023. Stockholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 8, 2023

Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended December 31, 2022
	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Intangible Asset Amortization	Termination Costs & Other	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue

Revenues	$1,024,106	—	—	—	—	—	—	$960,250	—

Operating Income	$119,260	11.6%	$60,510	$34,071	$594	$214,435	20.9%	$145,073	15.1%

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/SLAB • Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 • • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-834-5878 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB    Silicon Laboratories Inc. Annual Meeting of Stockholders For Stockholders of record as of February 24, 2023 TIME: Thursday, April 20, 2023 9:00 AM, Central Daylight Time PLACE: Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/SLAB for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and R. Matthew Johnson (“Named Proxies”) or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held Virtually at 9:00 AM, CDT on April 20, 2023, and any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1, FOR Proposals 2, 3 and 1 YEAR on proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance this card. with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return Important www.proxydocs. Noticecom/SLAB Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Silicon Laboratories Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR the election of the director nominees in Proposal 1 and FOR Proposals 2 and 3. The Board recommends you vote 1 YEAR on Proposal 4. BOARD OF DIRECTORS YOUR VOTE RECOMMENDS 1. To elect three Class I directors to serve on the Board of Directors until our 2026 annual meeting of stockholders or until a successor is duly elected and qualified; FOR AGAINST ABSTAIN 1.01 Navdeep S. Sooch FOR #P2# #P2# #P2# 1.02 Robert J. Conrad FOR #P3# #P3# #P3# 1.03 Nina Richardson FOR #P4# #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as our independent registered public FOR accounting firm for the fiscal year ending December 30, 2023; #P5# #P5# #P5# 3. To vote on an advisory (non-binding) resolution to approve executive compensation; FOR #P6# #P6# #P6# 1YR 2YR 3YR ABSTAIN 4. To vote on an advisory (non-binding) resolution regarding the frequency of holding 1 YEAR future advisory votes regarding executive compensation; and #P7# #P7# #P7# #P7# 5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof. NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as they may properly come before the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/SLAB Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date